SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 10, 2005

(Date of earliest event reported)

CYBERSOURCE CORPORATION

(Exact name of Registrant as specified in its charter)

DELAWARE	000-26477	77-0472961
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

1295 Charleston Road, Mountain View, California	94043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 965-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. MATERIAL DEFINITIVE AGREEMENT

On March 7, 2005, the Board of Directors (the “Board”) of CyberSource Corporation (the “Company”) adopted a cash bonus plan (the “Plan”) for certain officers and employees serving the Company as of such date. Under the Plan, for each quarter in 2005, an eligible officer would receive a cash bonus equal to 3% to 5% of such officer’s annual base salary if the Company exceeds certain corporate profit milestones for that quarter. For each quarter in 2005, an eligible non-officer employee would receive 1.5% to 2.25% of such employee’s annual base salary if the Company exceeds the corporate profit milestones for the applicable quarter.

Also on March 7, 2005, the Board approved the following compensation for 2005 for non-employee members of the Board and its committees. All options are discretionary grants pursuant to the Company’s 1999 Stock Option Plan.

Annual retainer for each non-employee member of the Board	$5,000 and an option to purchase 10,000 shares of Common Stock of the Company

Annual retainer for serving as the lead outside director	An option to purchase 5,000 shares of Common Stock of the Company

Annual retainer for each non-employee member of Board Committee	$1,000 per Board Committee and an option to purchase 2,000 shares of Common Stock of the Company

Annual retainer for serving as a non-employee Chair of a Board Committee	$1,000 (in addition to the standard Board Committee retainer) and an option to purchase 5,000 shares of Common Stock of the Company (in lieu of the standard Board Committee option)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYBERSOURCE CORPORATION

By:	/s/ Steven D. Pellizzer
Steven D. Pellizzer
Chief Financial Officer and Vice President of Finance

Date: March 10, 2005